Exhibit 99.1

NEWS	National Fuel
[graphic omitted]	6363 MAIN STREET/WILLIAMSVILLE, NY 14221/ TEL 800-634-5440 www.nationalfuelgas.com

RELEASE DATE: July 28, 2004

FOR ADDITIONAL INFORMATION PLEASE CALL Julie Coppola Cox (716) 857-7079

National Fuel Announces a New Customer Assistance and Referral Program
and Settlement Agreement with the PSC

(July 28, 2004) Williamsville, N.Y.: National Fuel Gas Distribution Corporation (“National Fuel” or “Company”) today announced a new program designed to assist low-income customers who are transitioning from public assistance. The Company and the New York State Public Service Commission (“PSC”) have developed the National Fuel Customer Assistance Referral and Evaluation Services (CARES) program, which will begin providing services to qualified customers this winter and which was approved by the PSC today.

        National Fuel and the PSC collaborated and worked in consultation with the New York State Office of Temporary and Disability Assistance to develop the CARES program after the death of a woman who lived in National Fuel’s service area. In addition to establishing the CARES program, the settlement between the parties concludes the PSC investigation of issues raised in a September 20, 2001 Order to Show Cause. No fines or penalties were assessed.

        “The CARES program will add to the many ways that we provide assistance and guidance to our customers in need. We are pleased to announce this new program,” said David F. Smith, president of National Fuel. “This program will help customers transition from public assistance to self sufficiency by providing a one-time grant towards their natural gas utility expenses and, very importantly, assistance in addressing non-utility related issues which can be overwhelming and burdensome.”

        The CARES program is designed to help guide eligible customers through the financial uncertainties that often result when public assistance benefits end and adds an additional safety net for some of the most vulnerable members of our community. Caseworkers from an independent community service agency will assess the customer’s unique life circumstances to determine if referrals should be made to public or community-based human service agencies for assistance in: budget counseling, job training, substance abuse, physical or mental abuse, emotional counseling, day care, legal assistance and other areas. The administering agency will work in conjunction with local county Department of Social Services (DSS) offices to accept referrals for customers meeting the eligibility requirements.

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National Fuel CARES Program
July 28, 2004

        Customers residing in western New York who are transitioning off of DSS public assistance and are beginning, or already have, natural gas utility service are eligible. They must also have a household income that is less than or equal to 200% of the effective Federal Poverty Level for their appropriate household size. Eligible customers are automatically enrolled in the utility’s balanced billing program and receive one-time grants of $400 that are applied directly to their gas utility accounts.

        National Fuel Gas Distribution Corporation is a regulated utility and is one of the subsidiaries in the National Fuel Gas Company system. The utility provides natural gas service to approximately 450,000 customers in western New York. Additional information about National Fuel Gas Company (NYSE: NFG) is available at http://www.nationalfuelgas.com or by calling 1-800-365-3234.

Media Contact:      Julie Coppola Cox      716-857-7079